Exhibit 99.1

FIRST KEYSTONE CORPORATION ANNOUNCES SECOND QUARTER

AND YEAR-TO-DATE 2016 EARNINGS

Berwick, Pennsylvania – July 29, 2016 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income of $2,491,000 for the second quarter and $4,667,000 for the six month period ended June 30, 2016. Return on average assets for the six month periods ended June 30, 2016 and June 30, 2015 was 0.95% and 1.04%. Return on average equity was 8.23% and 8.97% for the six month periods ended June 30, 2016 and June 30, 2015. On a per share basis, for the three months ended June 30, 2016 and 2015, net income was $0.44. Cash dividends amounted to $0.27 per share for the three months ended June 30, 2016 and 2015. For the six months ended June 30, 2016, net income per share was $0.83 versus $0.88 per share in the first six months of 2015. Cash dividends amounted to $0.54 per share in the first six months of 2016 and 2015.

Net interest income was $6,647,000 for the three month period ended June 30, 2016, compared to $6,628,000 for the same period in 2015. For the six month period ended June 30, 2016, net interest income was $13,306,000, roughly unchanged from the same period last year. Net interest margin continues to be compressed due to the low interest rate environment.

Non-interest income declined in the first six months of 2016 as compared to the previous year due to lower net investment security gains, lower gains on the sale of residential mortgages and trust fees. Deposit service charges and fees and ATM and debit card income increased. Non-interest expense through the six-month period declined by $525,000, or 4.9%, due to lower salaries and employee benefits expense, occupancy expense and furniture and equipment expense.

Total assets increased to $983,316,000 at June 30, 2016, primarily as a result of increases in loans and investment securities. As compared to June 30, 2015, net loans increased by $14,207,000, or 2.9% while investment securities increased by $30,030,000, or 8.5%. These increases were funded by an increase in both deposits, up $18,370,000, and 2.8%, and borrowings, up $16,065,000, and 10.1%. Shareholder’s equity increased by $11,182,000, or 10.5%, due to an increase in the market value of the investment portfolio, net of taxes, continued retention of earnings and the issuance of new shares through the dividend reinvestment program.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank recently celebrated its 150th anniversary being an independently owned community bank since 1864. The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.

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